Exhibit 3.1

U-STORE-IT TRUST

ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

U-Store-It Trust, a Maryland real estate investment trust (the “Trust”) under the Maryland REIT Law, desires to amend (this “Amendment”) its Declaration of Trust (as so amended, the “Declaration of Trust”).  This Amendment to the Declaration of Trust of the Trust as herein set forth, has been duly approved and advised by the Board of Trustees by majority vote thereof.  The Declaration of Trust of the Trust is hereby amended as follows:

1.             Article II of the Declaration of Trust is hereby changed to read as follows:

“The name of the Trust is:  CubeSmart.

The Board of Trustees of the Trust (the “Board of Trustees” or “Board”) may change the name of the Trust without approval of the shareholders.”

2.             Except as otherwise expressly set forth in this Amendment, no further amendments, modifications or changes are made to the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Trust, has caused this Amendment to be duly executed, signed and acknowledged this 14th day of September, 2011.

/s/ Jeffrey P. Foster
Name: Jeffrey P. Foster
Title: Senior Vice President, Chief Legal Officer & Secretary